Exhibit 23(b)


                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Esquire Communications Ltd.:


 We consent to incorporation by reference in the Registration Statement on Form S-8, pertaining to the Esquire Communications Ltd. 1993 Stock Option Plan, of Esquire Communications Ltd., of our report dated February 12, 1997, relating to the consolidated balance sheet of Esquire Communications Ltd. and subsidiaries as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the December 31, 1996 Annual Report on Form 10-KSB of Esquire Communications Ltd.


                                         KPMG Peat Marwick LLP

Short Hills, New Jersey
August 13, 1997